FOR IMMEDIATE RELEASE

RICK’S CABARET INTERNATIONAL, INC. COMPLETES PURCHASE OF GENTLEMEN’S CLUB IN INDIANAPOLIS

HOUSTON – (April 25, 2011) – Rick’s Cabaret International, Inc. (NASDAQ:RICK), the leading group of upscale gentlemen’s clubs, has purchased through a subsidiary all assets of The Gold Club, an adult nightclub in the Indiana capital. Total cost of the acquisition, including the real estate, was $1,675,000.

““We are eager to bring the famous Rick’s Cabaret style of hospitality and entertainment excellence to Indianapolis, where next year’s Super Bowl will be held,” said Eric Langan, president of the group.  “We plan to add other clubs in the Midwest that will give us clustering efficiencies in marketing, purchasing power and use of management.”

The newly acquired club is located about three miles from the world famous Indianapolis Speedway at 3551 Lafayette Road near Lafayette Square, just off Interstate Highway I-65.  The club has a VIP Champagne Room and has been a popular venue for bachelor and group parties.

About Rick’s Cabaret: Rick’s Cabaret International, Inc. (NASDAQ: RICK) is home to 23 upscale adult nightclubs serving primarily businessmen and professionals that offer live entertainment, dining and bar operations. Nightclubs in New York City, Miami, Philadelphia, Charlotte, Dallas, Houston, Minneapolis and other cities operate under the names "Rick's Cabaret," "XTC," “Club Onyx” and “Tootsie’s Cabaret”. Sexual contact is not permitted at these locations. Rick’s Cabaret also operates a media division, ED Publications, and owns the adult Internet membership Website couplestouch.com as well as a network of online adult auction sites under the flagship URL naughtybids.com. Rick’s Cabaret common stock is traded on NASDAQ under the symbol RICK. For further information contact ir@ricks.com or visit www.ricksinvestor.com.

Forward-looking Statements: This document contains forward-looking statements that involve a number of risks and uncertainties that could cause the company’s actual results to differ materially from those indicated in this document, including the risks and uncertainties associated with operating and managing an adult business, the business climates in cities where it operates, the success or lack thereof in launching and building the company’s businesses, risks and uncertainties related to the operational and financial results of our Web sites, conditions relevant to real estate transactions, and numerous other factors such as laws governing the operation of adult entertainment businesses, competition and dependence on key personnel. Additional factors that could cause the Company’s results to differ materially from those described in the forward-looking statements are described in forms filed with the SEC from time to time and available at www.ricksinvestor.com or on the SEC's internet website at www.sec.gov.   Rick's has no obligation to update or revise the forward-looking statements to reflect the occurrence of future events or circumstances. For further information visit www.ricksinvestor.com.

Contact:  Allan Priaulx, 212-338-0050, allan@ricks.com